Exhibit 2


                         PRO FORMA FINANCIAL INFORMATION


The accompanying pro forma financial statements have been prepared to reflect the effect of the proposed merger of Ranger Industries, Inc.'s ("Ranger") subsidiary (BEI Acquisition Corporation) into Bumgarner Enterprises, Inc.
("Bumgarner") and the simultaneous completion by Bumgarner of a tender offer for 4,225,000 shares of Ranger's previously issued and outstanding common stock for $2.00 per share. The accompanying historical financial statements are derived from unaudited financial information of Ranger and Bumgarner as of November 1, 2000. The pro forma adjustments are based upon management's assumptions as discussed in Note 1.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the merger and tender offer occurred at January 1, 2000. However, the pro forma condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned merger and tender offer actually occurred earlier.


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


                                                    Ranger Industries, Inc, and
                                                    Bumgarner Enterprises, Inc.
                                          Pro Forma Condensed Consolidated Balance Sheet
                                                         November 1, 2000
                                                            (Unaudited)
                                                                                                      Pro Forma       Pro Forma
                                                            Bumgarner        Ranger                  Adjustments    Consolidated
                                                          ----------------------------              ----------------------------
                       Assets
Current assets:
  Cash and cash equivalents:
    Unrestricted                                          $      4,537    $ 10,186,900      (1b)    $ (8,450,000)   $  1,741,437
    Restricted                                                                              (1b)       8,450,000       8,450,000
  Other current assets                                            --             3,483                                     3,483
                                                          ------------    ------------              ------------    ------------
    Total current assets                                         4,537      10,190,383                      --        10,194,920
                                                          ------------    ------------              ------------    ------------
Oil and gas properties, using successful efforts method        161,316            --                                     161,316
                                                          ------------    ------------              ------------    ------------
                                                          $    165,853    $ 10,190,383              $       --      $ 10,356,236
                                                          ============    ============              ============    ============

        Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses                   $     30,000    $    163,721      (1c)    $    225,000    $    418,721
  Note payable                                                                              (1b)       8,450,000       8,450,000
  Due to related party                                         149,316            --                                     149,316
                                                          ------------    ------------              ------------    ------------
    Total current liabilities                                  179,316         163,721                 8,675,000       9,018,037
                                                          ------------    ------------              ------------    ------------


Minority interest in joint venture                              16,536            --                                      16,536
                                                          ------------    ------------              ------------    ------------

Stockholders' equity:
  Common stock                                                  14,720          52,786                                    67,506
  Additional paid-in capital                                      --        12,664,062                                12,664,062
  Accumulated deficit                                          (44,719)     (2,690,186)     (1c)        (225,000)     (2,959,905)
  Treasury stock, at cost                                         --              --        (1b)      (8,450,000)     (8,450,000)
                                                          ------------    ------------              ------------    ------------
    Total stockholders' equity                                 (29,999)     10,026,662                (8,675,000)      1,321,663
                                                          ------------    ------------              ------------    ------------

                                                          ------------    ------------              ------------    ------------
                                                          $    165,853    $ 10,190,383              $       --      $ 10,356,236
                                                          ============    ============              ============    ============


                                See Notes to Pro Forma Condensed Consolidated Financial Statements

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


                                      Ranger Industries, Inc and
                                     Bumgarner Enterprises, Inc.
                       Pro Forma Condensed Consolidated Statement of Operations
                     For the period from January 1, 2000 through November 1, 2000
                                             (Unaudited)


                                                                          Pro Forma       Pro Forma
                                       Bumgarner        Ranger           Adjustments     Consolidated
                                     ----------------------------        ----------------------------

                                     ------------    ------------        ------------    ------------
Revenues                             $       --      $       --          $       --      $       --
                                     ------------    ------------        ------------    ------------

Operating costs and expenses:
  Administrative                           30,000       1,790,667                           1,820,667
  Stock based compensation                 14,719            --                                14,719
  Consulting and professional fees           --           223,079  (1c)       225,000         448,079
                                     ------------    ------------        ------------    ------------
    Total operating expenses               44,719       2,013,746             225,000       2,283,465
                                     ------------    ------------        ------------    ------------

Interest income                              --           251,509                --           251,509
                                     ------------    ------------        ------------    ------------
  Loss before income taxes                             (1,762,237)           (225,000)     (2,031,956)

Income tax expense                           --            12,030                --            12,030
                                     ------------    ------------        ------------    ------------


                                     ------------    ------------        ------------    ------------
Net loss                             $    (44,719)   $ (1,774,267)       $   (225,000)   $ (2,043,986)
                                     ============    ============        ============    ============


                                     ------------    ------------                        ------------
Pro forma loss per common share      $     (44.72)   $      (0.34)                       $      (0.13)
                                     ============    ============                        ============

                                     ------------    ------------                        ------------
Weighted average number of shares           1,000       5,278,644                          15,773,644
                                     ============    ============                        ============


                  See Notes to Pro Forma Condensed Consolidated Financial Statements


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             RANGER INDUSTRIES, INC. AND BUMGARNER ENTERPRISES, INC.
                    NOTES TO CONDENSED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS
                                NOVEMBER 1, 2000


1.   Pro forma adjustments:

     The pro forma adjustments reflected in the accompanying pro forma financial statements give effect to the following:

     (a) Merger of Ranger Industries, Inc.'s ("Ranger") subsidiary (BEI Acquisition Corporation) into Bumgarner Enterprises, Inc. ("Bumgarner") in consideration of Ranger's issuance of 14,720,000 shares for 100% of Bumgarner's issued and outstanding stock. This transaction has been accounted for as though it were a re-capitalization of Bumgarner and a sale of shares by Bumgarner in exchange for the net assets of Ranger.
     (b) Tender offer by Bumgarner for 4,225,000 issued and outstanding shares of Ranger common stock at $2.00 per share. It is assumed that the tender offer will be financed by a $8,450,000 short-term bank loan which will be secured by $8,450,000 of Ranger's cash and cash equivalents.
     (c) Accrued $250,000 of consulting and professional fees associated with the merger and tender offer.

2. Oil and gas properties are stated in the accompanying Pro forma condensed consolidated balance sheet based upon generally accepted accounting principles and does not reflect the underlying fair values of such properties.